Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-147274, No. 333-150454 and No. 333-151789) of American Public Education, Inc. and Subsidiary of our reports dated February 22, 2010, relating to our audits of the consolidated financial statements, and the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of American Public Education, Inc. and Subsidiary for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Vienna, Virginia
February 22, 2010